Exhibit 99.1

Horizon Technology Finance Announces Second Quarter 2022 Financial Results

- Net Investment Income per Share of $0.35; NAV per Share of $11.69 -

- Grew Portfolio Year over Year by 43% to Record $577 Million -

- Horizon Platform Ends Quarter with Record Committed Backlog of $267 Million,
Including Record $221 Million in HRZN Commitments -

- Debt Portfolio Yield of 14.2% -

- Declares Regular Monthly Distributions Totaling $0.30 per Share -

Farmington, Connecticut – August 2, 2022 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights

•	Net investment income (“NII”) of $8.6 million, or $0.35 per share, compared to $6.1 million, or $0.31 per share for the prior-year period
•	Total investment portfolio of $577.5 million as of June 30, 2022
•	Net asset value of $290.6 million, or $11.69 per share, as of June 30, 2022
•	Annualized portfolio yield on debt investments of 14.2% for the quarter
•	HRZN funded 15 loans totaling $137.2 million
•	HRZN’s investment adviser, Horizon Technology Finance Management LLC (“HTFM”), originated $192.4 million through its lending platform (“Horizon Platform”), inclusive of the HRZN loans
•	Raised total net proceeds of approximately $10.3 million with “at-the-market” (“ATM”) offering program
•	Experienced liquidity events from four portfolio companies
•	Cash of $76.3 million and credit facility capacity of $113.7 million as of June 30, 2022
•	Held portfolio of warrant and equity positions in 90 companies as of June 30, 2022
•	Undistributed spillover income of $0.53 per share as of June 30, 2022
•	Issued $50.0 million of 6.25% 2027 Notes
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in October, November and December 2022

“We had a strong second quarter in all facets of our operations, despite the challenging macroeconomic environment,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “For the quarter, we generated NII of $0.35 per share which exceeded our distributions, we increased our NAV, and we generated a strong debt portfolio yield of over 14%, partially due to an increase in prepayment activity from the previous quarter. The power of the ‘Horizon’ brand was clearly evident as we originated a record quarter of loans, which resulted in the growth of our investment portfolio by $62 million from the prior quarter’s end, and our largest committed backlog and pipeline of venture debt opportunities in our history.”

“With our growth, we remain focused on credit quality and are pleased to have maintained a steady credit profile, with 96% of the principal of HRZN’s loan portfolio 3-rated or better,” continued Mr. Pomeroy. “Our origination and credit results have allowed us to increase HRZN’s lending capacity through the debt capital provided by HRZN’s issuance of its 2027 Notes and accessing its at-the-market equity sales program. We believe HRZN remains well positioned for sustainable and disciplined growth, and to deliver attractive risk-adjusted returns to its shareholders over the long-term.”

Second Quarter 2022 Operating Results

Total investment income for the quarter ended June 30, 2022 grew 37.8% to $18.6 million, compared to $13.5 million for the quarter ended June 30, 2021, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2022 and 2021 was 14.2% and 14.7%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended June 30, 2022 were $9.9 million, compared to $7.3 million for the quarter ended June 30, 2021. The increase was primarily due to a $1.3 million increase in interest expense, a $0.7 million increase in the base management fee and a $0.6 million increase in performance-based incentive fees.

Net investment income for the quarter ended June 30, 2022 was $8.6 million, or $0.35 per share, compared to $6.1 million, or $0.31 per share, for the quarter ended June 30, 2021.

For the quarter ended June 30, 2022, net realized loss on investments was $0.9 million, or $0.04 per share, compared to a net realized gain on investments of $1.5 million, or $0.08 per share, for the quarter ended June 30, 2021. For the quarter ended June 30, 2021, net realized loss on extinguishment of debt was $0.4 million, or $0.02 per share.

For the quarter ended June 30, 2022, net unrealized depreciation on investments was less than $0.1 million, compared to net unrealized depreciation on investments of $0.5 million, or $0.02 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of June 30, 2022, the Company’s debt portfolio consisted of 55 secured loans with an aggregate fair value of $551.6 million. In addition, the Company’s total warrant, equity and other investments in 91 portfolio companies had an aggregate fair value of $25.9 million. Total portfolio investment activity for the three and six months ended June 30, 2022 and 2021 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Beginning portfolio	$515,009	$380,023	$458,075	$352,545

New debt investments	159,235	67,285	253,720	118,660

Less refinanced debt balances	(25,000)	—	(25,000)	—

Net new debt investments	134,235	67,285	228,720	118,660

Principal payments received on investments	(4,861)	(3,415)	(6,956)	(8,082)

Early pay-offs and principal paydowns	(43,467)	(38,125)	(55,517)	(57,590)

Accretion of debt investment fees	1,547	1,087	2,553	2,170

New debt investment fees	(1,860)	(889)	(2,785)	(1,370)

Proceeds from sale of investments	(22,146)	(2,859)	(43,426)	(3,732)

Net realized (loss) gain on investments	(929)	1,492	(899)	(3,226)

Net unrealized (depreciation) appreciation on investments	(36)	(478)	(2,273)	4,746

Ending portfolio	$577,492	$404,121	$577,492	$404,121

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2022, March 31, 2022 and December 31, 2021:

($ in thousands)	June 30, 2022			March 31, 2022			December 31, 2021
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	8	$107,618	19.5%	8	$102,783	20.9%	9	$104,863	24.0%
3	42	420,174	76.2%	39	369,196	75.0%	34	322,084	73.6%
2	3	18,918	3.4%	2	14,717	3.0%	1	3,470	0.8%
1	2	4,850	0.9%	1	5,498	1.1%	1	6,900	1.6%
Total	55	$551,560	100.0%	50	$492,194	100.0%	45	$437,317	100.0%

As of June 30, 2022, Horizon’s loan portfolio had a weighted average credit rating of 3.1, compared to 3.2 as of March 31, 2022 and December 31, 2021, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of June 30, 2022, there were two debt investments with an internal credit rating of 1, with an aggregate cost of $14.8 million and an aggregate fair value of $4.9 million. As of March 31, 2022, there was one debt investment with an internal credit rating of 1, with a cost of $11.9 million and a fair value of $5.5 million. As of December 31, 2021, there was one debt investment with an internal credit rating of 1, with a cost of $11.5 million and a fair value of $6.9 million.

Liquidity and Capital Resources

As of June 30, 2022, the Company had $122.7 million in available liquidity, consisting of $76.3 million in cash and money market funds, and $46.4 million in funds available under existing credit facility commitments.

As of June 30, 2022, there was $74.5 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of June 30, 2022, there was $136.8 million in outstanding principal balance under the $200 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 5.11%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of HRZN, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. The reinvestment period of the Notes ended July 15, 2021 and the maturity is September 15, 2027. As of June 30, 2022, the Notes had an outstanding principal balance of $49.8 million.

During the three months ended June 30, 2022, the Company sold 868,230 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $10.3 million, including $0.2 million of offering expenses, from these sales.

As of June 30, 2022, the Company’s debt to equity leverage ratio was 127%, slightly above the Company’s 120% targeted leverage range. The asset coverage ratio for borrowed amounts was 179%.

Liquidity Events

During the quarter ended June 30, 2022, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In April, with the proceeds of a new loan from the Horizon Platform, Castle Creek Biosciences, Inc. prepaid its previously outstanding principal balance of $25.0 million on its venture loan facility, plus interest and end-of-term payment. HRZN continues to hold warrants in the company.

In May, Updater, Inc. prepaid its outstanding principal balance of $19.3 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In June, IDbyDNA, Inc. was acquired by Illumina, Inc. and prepaid its outstanding principal balance of $12.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN also received proceeds totaling $0.3 million from the redemption of warrants it held in the company.

In June, HRZN earned a $0.1 million earnout payment related to its investment in Bardy Diagnostics, Inc.

Net Asset Value

At June 30, 2022, the Company’s net assets were $290.6 million, or $11.69 per share, compared to $224.3 million, or $11.20 per share, as of June 30, 2021, and $245.3 million, or $11.56 per share, as of December 31, 2021.

For the quarter ended June 30, 2022, net increase in net assets resulting from operations was $7.6 million, or $0.31 per share, compared to $6.7 million, or $0.34 per share, for the quarter ended June 30, 2021.

Stock Repurchase Program

On April 29, 2022, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2023 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended June 30, 2022, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through June 30, 2022, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On July 1, 2022, the underwriters of the 2027 Notes exercised their option to purchase an additional $7.5 million of the Notes from the Company. The exercise of the over-allotment option closed on July 11, 2022, resulting in additional gross proceeds to the Company of approximately $7.3 million, before deducting offering expenses payable by the Company.

On July 7, 2022, the Company funded a $2.0 million debt investment to an existing portfolio company, Branded Online, Inc.

On July 15, 2022, the Company funded a $14.0 million debt investment to a new portfolio company, a provider of a global platform for biopharma and medtech regulated digital health solutions.

On July 22, 2022, the Company agreed to release its liens on the assets of MLogix (ABC), LLC, successor in interest to MacuLogix, Inc., in connection with the sale of the assets (“Acquisition”) of MABC to LumiThera, Inc. (the “Acquirer”). In exchange for such release, the Company received cash, common stock of the acquirer, as well as the potential for future cash royalty payments from the sale of goods and services related to the sold assets, which the Company used to fair value its asset as of June 30, 2022 at $3.6 million.

On July 27, 2022, the Company funded a $2.5 million debt investment to a new portfolio company, a technology platform provider for retail returns and reverse logistics.

On July 29, 2022, the Company funded a $20.0 million debt investment to a new portfolio company, a developer of space simulation and analytics solutions for collision avoidance of satellites and other assets.

Monthly Distributions Declared in Third Quarter 2022

On July 29, 2022, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of October, November and December 2022. The following table shows these monthly distributions, which total $0.30 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
September 16, 2022	September 19, 2022	October 14, 2022	$0.10
October 17, 2022	October 18, 2022	November 15, 2022	$0.10
November 16, 2022	November 17, 2022	December 15, 2022	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning net investment income of $0.35 per share for the quarter, the Company’s undistributed spillover income as of June 30, 2022 was $0.53 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, August 3, 2022, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13731060. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of HRZN is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon Technology Finance Management LLC is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $575,526 and $452,387, respectively)	$577,492	$458,075
Controlled affiliate investments at fair value (cost of $0 and $1,450, respectively)	—	—
Total investments at fair value (cost of $575,526 and $453,837, respectively)	577,492	458,075
Cash	54,353	38,054
Investments in money market funds	21,959	7,868
Restricted investments in money market funds	1,583	1,359
Interest receivable	9,084	6,154
Other assets	3,445	2,450
Total assets	$667,916	$513,960

Liabilities
Borrowings	$364,821	$257,613
Distributions payable	7,457	6,365
Base management fee payable	871	706
Incentive fee payable	2,145	2,015
Other accrued expenses	2,017	1,926
Total liabilities	377,311	268,625

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 25,024,569 and 21,384,925 shares issued and 24,857,104 and 21,217,460 shares outstanding as of June 30, 2022 and December 31, 2021, respectively	26	22
Paid-in capital in excess of par	350,173	301,359
Distributable earnings	(59,594)	(56,046)
Total net assets	290,605	245,335
Total liabilities and net assets	$667,916	$513,960
Net asset value per common share	$11.69	$11.56

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Investment income
Interest income on investments
Interest income on non-affiliate investments	$17,720	$12,420	$31,573	$24,909
Interest income on affiliate investments	—	62	—	235
Total interest income on investments	17,720	12,482	31,573	25,144
Fee income
Prepayment fee income on non-affiliate investments	762	913	1,092	1,256
Fee income on non-affiliate investments	106	94	127	292
Fee income on affiliate investments	—	—	—	12
Total fee income	868	1,007	1,219	1,560
Total investment income	18,588	13,489	32,792	26,704
Expenses
Interest expense	4,225	2,954	7,649	5,669
Base management fee	2,523	1,829	4,767	3,598
Performance based incentive fee	2,145	1,528	3,570	3,029
Administrative fee	374	289	735	578
Professional fees	271	280	848	789
General and administrative	362	442	706	808
Total expenses	9,900	7,322	18,275	14,471
Net investment income before excise tax	8,688	6,167	14,517	12,233
Provision for excise tax	106	56	206	118
Net investment income	8,582	6,111	14,311	12,115
Net realized and unrealized (loss) gain
Net realized gain (loss) on non-affiliate investments	271	1,492	301	(3,716)
Net realized loss on controlled affiliate investments	(1,200)	—	(1,200)	—
Net realized (loss) gain on investments	(929)	1,492	(899)	(3,716)
Net realized loss on extinguishment of debt	—	(395)	—	(395)
Net realized (loss) gain	(929)	1,097	(899)	(4,111)
Net unrealized (depreciation) appreciation on non-affiliate investments	(1,436)	122	(3,723)	6,385
Net unrealized depreciation on non-controlled affiliate investments	—	(600)	—	(1,639)
Net unrealized appreciation on controlled affiliate investments	1,400	—	1,450	—
Net unrealized (depreciation) appreciation on investments	(36)	(478)	(2,273)	4,746
Net realized and unrealized (loss) gain	(965)	619	(3,172)	635
Net increase in net assets resulting from operations	$7,617	$6,730	$11,139	$12,750
Net investment income per common share	$0.35	$0.31	$0.62	$0.62
Net increase in net assets per common share	$0.31	$0.34	$0.48	$0.65
Distributions declared per share	$0.30	$0.30	$0.60	$0.60
Weighted average shares outstanding	24,301,762	19,834,050	23,109,584	19,601,607